Exhibit 99 (c)(8)
HIGHLY CONFIDENTIAL Project Metal D I S C U S S I O N M AT E R I A L S C O N F I D E N T I A L 2 6 J A N U A R Y 2 0 2 0

 HIGHLY CONFIDENTIAL The information herein has been prepared by Lazard based upon information supplied by Titanium or Silver, or publicly available information, and portions of the information herein may be based upon publicly available statements, estimates and forecasts with respect to the anticipated future performance of Titanium and/or certain statements, estimates and forecasts provided by Titanium with respect to the anticipated future performance of Titanium. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Titanium, Silver or any other entity, or concerning solvency or fair value of Titanium, Silver or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of Titanium. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of Titanium, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Lazard is not providing an opinion as to the relative merits of a transaction with Silver as compared to any other transaction or business strategy in which Titanium might engage or the merits of the underlying decision by Titanium to engage in a transaction with Silver. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations in respect of these materials or other advice provided, except to the extent specifically set forth in the engagement agreement that has been entered into by Lazard and the Special Committee. Disclaimer C O N F I D E N T I A L P R O J E C T M E T A L

 HIGHLY CONFIDENTIAL Table of Contents C O N F I D E N T I A L P R O J E C T M E T A L I EXECUTIVE SUMMARY & SITUATION OVERVIEW 1 II TITANIUM MANAGEMENT BUSINESS PLAN 5 III TITANIUM FINANCIAL ANALYSIS 7

 HIGHLY CONFIDENTIAL C O N F I D E N T I A L I Executive Summary & Situation Overview P R O J E C T M E T A L

 HIGHLY CONFIDENTIAL Executive Summary: Situation Overview I E X E C U T I V E S U M M A R Y & P R O J E C T M E T A L S I T U A T I O N O V E R V I E W The Special Committee of the Board of Titanium is contemplating a transaction whereby entities affiliated with Silver would acquire for $57 per share/unit in cash (i) 100% of Titanium common equity and (ii) a number of OP units owned by the Titanium Family (the “Converting Titanium Family OP Units”) such that the Titanium Family would retain a 20% economic interest in a NewCo JV with Silver post-closing (the “Transaction”); the Titanium organization is expected to remain in place and continue managing the portfolio under a new operating agreement • Titanium owns, operates and develops high quality shopping malls across the U.S., Puerto Rico, South Korea and China Market capitalization of ~$5.1Bn and a TEV of ~$10.3Bn at share based on the indicative $57 per share/unit offer price • Titanium’s Board has been active in considering opportunities for value creation given Titanium’s trading discount and operating and capital markets challenges Titanium share price of $31.05 as of 1/24/2020 represents a ~51% discount to NAV(a) Trading relative to Silver has weakened significantly • Current Titanium NTM FFO multiple of 8.4x represents a 3.0x discount to Silver, and compares to a 1.6x discount and 0.4x premium over a 1-year and 3-year historical average, respectively(b) • Implied exchange ratio of 0.21x as of 1/24/2020 remains near an all-time low • Transaction represents second attempt at a potential tie up between Titanium and Silver Silver (in partnership with Westfield America) previously made an unsolicited offer for Titanium in late 2002 • Proposal of $20 represented a ~35% premium to Titanium’s unaffected price as of 11/12/2002 • Transaction could not be completed as Titanium Family did not support the deal as proposed Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020. (a) FactSet Consensus NAV of $62.83 and GSA NAV estimate of $62.25. (b) Per FactSet consensus estimates. 1

 HIGHLY CONFIDENTIAL Executive Summary: Situation Overview (cont’d) I E X E C U T I V E S U M M A R Y & P R O J E C T M E T A L S I T U A T I O N O V E R V I E W • Titanium Family retains substantial control rights vis-à-vis the publicly traded company and subsidiary entities Ability to vote ~30% economic interest through Series B preferred shares Consent right over any sale of (i) the Titanium OP and (ii) the Designated Properties(a) Bargain purchase option with respect to Titanium’s management platform • Transaction contemplates Silver’s acquisition of (i) 100% of Titanium common equity and (ii) the Converting Titanium Family OP Units Titanium Family will roll its interest such that it will retain 20% of NewCo JV with Silver owning the 80% balance All-cash consideration of $57 per share/unit for selling share/unitholders • Includes Titanium common equity and Series B preferred shares held by Titanium Family • Certain non-Titanium Family unitholders may elect to receive Silver OP units in lieu of cash Titanium organization to remain in place with Titanium Family retaining significant governance rights • Titanium Family governance rights subject to its retaining >8% ownership of NewCo JV Titanium Family will have right beginning at the 2nd anniversary of closing to sell 20% of its interest annually • Sale right cumulative such that up to 40% could be sold after the 3rd anniversary, 60% after the 4th anniversary, etc. • Titanium Family also will have a one-time right to sell 100% of its interest between the 2nd and 3rd anniversary of closing • Valuation would reflect the greater of (i) applying Silver’s LTM FFO multiple to Titanium’s LTM FFO (excluding G&A) and (ii) third-party valuation process (excluding G&A, but including a market-rate management fee) Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020. (a) Designated Properties are Beverly Center, Cherry Creek Shopping Center, Twelve Oaks Mall, The Mall at Short Hills and Stamford Town Center. 2

 HIGHLY CONFIDENTIAL - 1.0 2.0 3.0 4.0 5.0 6.0 7.0 $10 $20 $30 $40 $50 $60 $70 $80 Jan-17 Apr-17 Jul-17 Oct-17 Jan-18 Apr-18 Jul-18 Oct-18 Jan-19 Apr-19 Jul-19 Oct-19 Jan-20 2/9/2017: Reports solid 16YE Earnings but gives 17YE Guidance less than consensus 3/26/2018: GGP agrees to be acquired after Brookfield raises its offer 11/2/2018: Announced $500MM redesign of Beverly Center 3/2/2017: L&B issues letter proposing the nomination of 2 directors to the board 5/16/2018: Elliot Management reported to have sold its stake(a) 2/14/2019: Announced agreement to sell 50% of interest in 3 Asia-backed shopping centers 11/13/2017: Bloomberg reports that Elliot Management is building a stake(a) 5/18/2018: ISS voices support for L&B Plan; Litt subsequently elected to Board 4/30/2019: Lowered FFO outlook and disclosed acquisition of interest in The Gardens Mall 11/13/2017: Brookfield Property proposes an acquisition of GGP for $23.00/share 7/30/2018: Titanium forms JV to construct a shopping mall in South Korea 5/30/2019: Jonathan Litt steps down from the Board; L&B issues letter following month 12/12/2017: Unibail-Rodamco agrees to acquire Westfield Corp. 10/15/2018: Sears files for bankruptcy 9/19/2019: Announced completion of sale of 50% interest in Starfield Hanam to Blackstone 3/19/2018: Claire’s files for bankruptcy 10/30/2018: Q3 Earnings beat, but guides down Q4 numbers below consensus 9/30/2019: Forever 21 files for bankruptcy Titanium Common Share Price Performance I E X E C U T I V E S U M M A R Y & P R O J E C T M E T A L S I T U A T I O N O V E R V I E W Titanium is trading near a 3-year low, and is down ~37% in the last 12 months and ~24% since Forever 21’s bankruptcy announcement Source: Company filings, FactSet and Bloomberg as of 1/24/2020. (a) Elliott Management entered position at a weighted average price of $49.03 and exited position at a weighted average price of $55.07 per Bloomberg. A B C H D E G I J P L M N O F K Q R TITANIUM COMMON SHARE PRICE SINCE 2017 Titanium Share Price Volume (MM) $31.05 Operations / Capital Allocation Industry News Transactions News Shareholder Activism 11.9% Short Interest % Over Time A B C D G H I J F K E L M N O P Q R $57 Offer Price 3

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY & SITUATION OVERVIEW

Executive Summary: Transaction Overview

Summary Overview

- **Transaction contemplates Silver's acquisition of (i) 100% of Titanium common equity and (ii) the Converting Titanium Family OP Units**
  - All-cash consideration of $57 per share/unit
  - Certain incentive equity awards not eligible for vesting at closing would be exchanged for similar awards in NewCo
- **$363MM of Titanium Series J/K Preferred Stock to be redeemed for cash**
- **Existing Titanium debt to be assumed or refinanced at closing**
- **No financing condition**
- **Shareholder vote conditions:**
  - 2/3 of Titanium common stock and Series B Preferred Stock (voting together)
  - Majority of Titanium common stock and Series B Preferred Stock (voting together) excluding any shares owned the Titanium Family
  - Majority of Series B Preferred Stock
  - Titanium OP Approval by a majority of partners other than Titanium and any Parity Preferred Partner
- **45-day Go-Shop to commence at signing**
- **Titanium Family will have right beginning at the 2nd anniversary of closing to sell 20% of its interest annually**
  - Cumulative sale right such that 100% may be sold after 6-years
  - One-time right to sell 100% between 2- and 3-years
- **All financial analysis reflects Titanium projections at its respective ownership share in its portfolio of real estate and other assets**

Implied Titanium Valuation ($MM)

($ in MMs, presented at share)

Total Consideration per Titanium Share/Unit	**$57.00**
Shares/Units Outstanding (MM)	
Common Shares Outstanding	61.3
TRG Units	26.4
Other Dilutive Securities (a)	1.1
Total Shares/Units Outstanding (MM)	**88.8**
Implied Market Capitalization	**$5,060**
Consolidated Secured Debt at Share	$2,220
Share of Unconsolidated Secured Debt	1,510
Credit Facilities & Term Loans (b)	1,200
Outstanding Debt	**$4,930**
Preferred Stock	363
Less: Cash & Equivalents	(68)
Total Enterprise Value	**$10,285**
Development @ Book Value	(259)
Peripheral Land	(17)
Other Tangible (Assets) & Liabilities	112
Value of Operating Real Estate	**$10,121**

Select Valuation & Trading Metrics

Implied Premium / Discount to Titanium Share Price:		
As of 1/24/2020 ($31.05)		83.6%
52-Week Low ($29.59 on 12/17/2019)		92.6%
52-Week High ($54.30 on 4/5/2019)		5.0%
Select VWAP Observations:		
20-Day VWAP ($31.22)		*82.6%*
30-Day VWAP ($30.89)		*84.5%*
90-Day VWAP ($33.65)		*69.4%*
6-Month VWAP ($35.54)		*60.4%*
1-Year VWAP ($40.26)		*41.6%*
Green Street NAV ($62.25)		(8.4%)
Consensus NAV ($62.83)		(9.3%)
Implied Multiples on Offer Price (Cons. / Mgmt.):	Consensus	Mgmt.
2020E FFO per Share/Unit ($3.67 / $3.65)	15.5x	15.6x
2020E AFFO per Share/Unit ($2.51 / $2.57)	22.7x	22.2x
Implied Cap Rate:	Green Street	Mgmt.
2020E Cash NOI at Share (c)	5.7%	5.8%

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020.*

Note: Net debt reflects 2019E projected balances per Management. Development at Book Value, Peripheral Land and Other Tangible Assets / (Liabilities) as of 9/30/2019.

(a) Includes adjustments to various equity awards to reflect the impact of the Transaction, per Management as of 1/26/2020.

(b) Includes $12MM debt attributed to Titanium's US office headquarters.

(c) Green Street implied cap rate represents NTM NOI as of Q3 2019.

LAZARD

4

 HIGHLY CONFIDENTIAL C O N F I D E N T I A L II Titanium Management Business Plan P R O J E C T M E T A L

HIGHLY CONFIDENTIAL

PROJECT METAL | II TITANIUM MANAGEMENT BUSINESS PLAN

Titanium Management Business Plan: Summary Projections

Key Management Assumptions

- **2020E**: Reflects Management budget
- **NOI**: Reflects Management designation on forward outlook and supported by property-level
  - Existing property growth at 2.0% for Tier I assets, 0.0% for Tier II assets, (2.0)% for Tier III assets and 4.0% for Asian assets
  - Tiered growth rates are before any impact from center-specific development activity
- **G&A**: Budgeted internally for 2020E and grown at 2.0% thereafter
  - Includes share of Asia G&A initially at $8.2MM in 2020B increasing to $10.5MM by 2024E
- **Capex**: Run-rate of ~$60-70MM in maintenance capex starting in 2021E, with variance driven primarily by leasing activity and deferred capex
  - Project capex relates to currently identified opportunities and renovations, and includes ~$105MM related to Anseong development
- **Dividend**: No dividend growth assumed

Projected Income Statement @ Titanium Share

($ in MMs, @ Titanium Share)	Management Projections						CAGR	
	2019E	2020B	2021E	2022E	2023E	2024E	'19E-'24E	'20B-'24E
Titanium Comparable Cash NOI	$590	$582	$588	$599	$610	$618	0.9%	1.5%
Straight-Line of Rents	9	7	8	8	8	8		
GAAP Comparable NOI	$600	$589	$597	$608	$618	$626	0.9%	1.5%
Comparable NOI Growth		(1.8%)	1.3%	1.9%	1.7%	1.4%		
Development NOI (a)	-	$1	$19	$28	$34	$42		
Lease Cancellation Income	10	10	9	7	6	5		
Non-Operating Income	10	0	0	0	0	0		
Anseong Property Management Fee	-	1	-	-	-	-		
Other Income	4	-	-	-	-	-		
U.S. Recurring G&A	(46)	(41)	(42)	(42)	(43)	(44)		
Asia G&A	(11)	(8)	(10)	(10)	(10)	(10)		
Recurring EBITDA	$565	$552	$573	$591	$605	$619	1.8%	2.9%
Recurring EBITDA Growth		(2.3%)	3.7%	3.2%	2.4%	2.4%		
Non-Recurring Items - EBITDA (b)	($11)	-	-	-	-	-		
Interest Expense	(207)	(197)	(210)	(217)	(227)	(225)		
Non-Real Estate Depreciation	(5)	(4)	(4)	(4)	(4)	(4)		
Income Tax Expense	(3)	(1)	(1)	(1)	(2)	(2)		
Income Tax	(3)	(2)	(2)	(2)	(2)	(2)		
Preferred Dividends	(23)	(23)	(23)	(23)	(23)	(23)		
Other Cash Items	(2)	-	-	-	-	-		
Funds From Operations (c)	$312	$324	$332	$343	$346	$363		
Non-Recurring Items (b)	13	-	-	-	-	-		
Adjusted Funds From Operations	$325	$324	$332	$343	$346	$363	2.3%	2.9%
Adjusted FFO per Share/Unit	$3.68	$3.65	$3.73	$3.85	$3.88	$4.06	2.0%	2.7%
Adjusted FFO per Share/Unit Growth		(0.7%)	2.3%	3.1%	0.8%	4.6%		
Straight-Line of Rents		($7)	($8)	($8)	($8)	($8)		
Straight-Line of Ground Leases		2	2	2	2	2		
Capital Expenditures - CAM		(49)	(35)	(32)	(30)	(28)		
Capital Expenditures - Leasing		(42)	(34)	(40)	(33)	(31)		
Funds Available for Distribution		$228	$256	$264	$276	$297		6.8%
FAD per Share/Unit		$2.57	$2.88	$2.96	$3.10	$3.32		6.6%
FAD per Share/Unit Growth			12.1%	2.8%	4.6%	7.2%		
Non-Real Estate Depreciation		$4	$4	$4	$4	$4		
Stock-Based Compensation		11	11	11	11	11		
Proceeds from Stamford & Xian Sales		52	-	-	-	-		
Development & Renovation CapEx		(238)	(92)	(60)	(43)	-		
Fees Associated w/ Financing Activity		(0)	(0)	(0)	(3)	(6)		
Debt Amortization		(32)	(41)	(46)	(46)	(46)		
Debt Draw/(Paydown) - ex. Revolver		252	3	103	207	122		
Net Change in Cash (Pre-Distributions)		$278	$141	$275	$407	$382		
Distributions		(236)	(236)	(236)	(236)	(236)		
Net Change in Cash (Post-Distributions)		$42	($94)	$39	$171	$146		

Source: *Company filings and Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share.*

(a) Excludes Redevelopment NOI at Beverly Center due to straight-line growth projection.

(b) Includes $11MM in EBITDA-related adjustments (shareholder activism, restructuring, transaction expenses, one-time promote fee, FV adjustment of equity securities) and $2MM in income tax-related adjustments (Blackstone transaction and promote fee).

(c) FFO per Company definition.

LAZARD 5

 HIGHLY CONFIDENTIAL Titanium Management Business Plan: Summary Projections (cont’d) I I T I T A N I U M M A N A P R O J E C T M E T A L G E M E N T B U S I N E S S P L A N KEY MANAGEMENT ASSUMPTIONS PROJECTED CAPITAL STRUCTURE @ TITANIUM SHARE • 2020E: Reflects Management budget; 2019E reflects cash flow bridge between Q3 and Q4 2019 • Mortgage Debt: Secured debt assumed to roll at debt yields of ~10-15% depending on property, with interest rates generally assumed at 5.0-5.5% Asian debt balances pro forma assuming Blackstone sale closed at year-end 2019E • Corporate Debt: Refinanced at par with same fixed interest rate / spread to LIBOR Corporate revolver partially paid down with remaining proceeds from sale of X’ian JV, expected to be received Q1 2020 • LIBOR: All floating rate debt not subject to swap agreements utilizes projected 1M forward LIBOR curve plus 25bps of cushion + quoted spread • Cash Balance: Assumes minimum cash balance of $50MM starting in 2020E; Asia balance accrues through FCF generation • Asset Sales: Assumes Stamford sold at yearend 2020E for $25MM at share; ~$27MM of X’ian proceeds to be received in Q1 2020 Stamford sale reflects ~15% cap rate • Shares/Units Outstanding: Assumes no equity issuance other than vesting of in-place awards and continuation of stock-based compensation at ~$11MM per year Source: Company filings and Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. (a) Reflects debt attributed to Titanium’s US office headquarters. (b) 2024E Net Debt / NTM EBITDA ratio assumes 2024E EBITDA is grown at rate equal to 5-year recurring EBITDA CAGR of ~1.8%. ($ in MMs, @ Titanium Share) Management Projections CAGR Debt Summary: 2019E 2020B 2021E 2022E 2023E 2024E '19E-'24E '20B-'24E Consolidated Mortgages $2,220 $2,323 $2,273 $2,248 $2,423 $2,403 Unconsolidated Mortgages 1,510 1,628 1,640 1,722 1,708 1,803 Total Mortgage Debt $3,730 $3,951 $3,913 $3,970 $4,131 $4,207 2.4% 1.6% Implied Mortgage Debt Yield 15.8% 14.7% 15.5% 15.8% 15.6% 15.7% Unsecured Term Loans $525 $525 $525 $525 $525 $525 Other Unsecured Debt (a) 12 12 12 12 12 12 Unsecured Revolving Credit Facilities 663 676 781 757 614 497 Total Unsecured Debt $1,200 $1,213 $1,318 $1,294 $1,151 $1,034 Total Debt $4,930 $5,164 $5,232 $5,264 $5,282 $5,241 1.2% 0.4% Implied Total Debt Yield 12.0% 11.3% 11.6% 11.9% 12.2% 12.6% Preferred Equity 363 363 363 363 363 363 Total Debt & Preferred Equity $5,293 $5,527 $5,594 $5,626 $5,645 $5,604 1.1% 0.3% Less: U.S. Cash (63) (50) (50) (50) (50) (50) Less: Asia Cash (5) (73) (84) (99) (127) (157) Total Net Debt & Preferred Equity $5,225 $5,403 $5,460 $5,478 $5,467 $5,397 0.7% (0.0%) Net Debt & Pref. / NTM EBITDA (b) 9.5x 9.4x 9.2x 9.1x 8.8x 8.6x Change in Debt: Debt Amortization ($32) ($41) ($46) ($46) ($46) Debt Issuance 252 3 103 207 122 Revolver Draw/(Paydown) 13 105 (25) (143) (117) Change in Debt Balance $234 $68 $32 $18 ($41) Debt & Preferred Service: Interest Expense $196 $210 $217 $227 $225 3.6% Preferred Dividends 23 23 23 23 23 - Debt Amortization 32 41 46 46 46 9.8% Annual Debt & Preferred Service $250 $274 $286 $297 $294 4.1% Basic Shares/Units Outstanding 87.3 87.6 87.6 87.6 87.6 87.6 Plus: Dilution Impact 1.1 1.2 1.2 1.4 1.7 1.9 Diluted Shares/Units Outstanding 88.3 88.8 88.9 89.1 89.3 89.5 0.2% 6

 HIGHLY CONFIDENTIAL C O N F I D E N T I A L III Titanium Financial Analysis P R O J E C T M E T A L

 HIGHLY CONFIDENTIAL Titanium Valuation Range I I I T I T A N I U P R O J E C T M E T A L M F I N A N C I A L A N A L Y S I S METHODOLOGY IMPLIED $ PRICE PER SHARE/UNIT RANGE COMMENTS & ASSUMPTIONS Discounted Cash Flows • WACC range of 5.5-6.5% • Exit cap rate range of 5.5-6.5% Select Comparable Companies Public Trading Current NTM FFO (x) • 7.2-11.2x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO) • Midpoint reflects current average NTM FFOx of Select Comparable Companies 1-Year NTM FFO (x) • 9.2-13.2x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO) • Midpoint reflects 1-year historical average NTM FFOx of Select Comparable Companies 3-Year NTM FFO (x) • 11.1-15.1x range applied to Titanium’s NTM FFO per share/unit of $3.65 (2020E FFO) • Midpoint reflects 3-year historical average NTM FFOx of Select Comparable Companies Transaction Precedents • 5.8% cap rate +50bps based on average of Brookfield / GGP and WPG / Glimcher transactions Additional Analysis (For Reference Purposes Only) 52-Week High/Low • 52-Week High on 4/5/2019 • 52-Week Low on 12/17/2019 Analyst Price Target Estimates • Reflects range across ten analyst estimates • Mean and median price targets of $35.45 and $33.50 per share, respectively Comparable Company Trading Premium/ (Discount) to NAV • Reflects applied 17-44% discount range to FactSet consensus NAV estimate of $62.83 • High / low driven by observed trading at Silver and MAC • GSA NAV estimates of $62.25 (for reference) • Premiums Paid Analysis • Reflects 13.1-22.4% premium range implied by the 25th and 75th percentiles from 17 U.S. REIT transactions >$1Bn in last 5-years where cash comprised >50% of aggregate consideration • Applied to Titanium’s closing price of $31.05 on 1/24/2020 Titanium Stock Price as of 1/24/2020: $31.05 Silver Proposed Offer: $57.00 $44.76 $26.34 $33.53 $40.55 $47.42 $29.59 $29.50 $34.96 $35.12 $65.30 $40.94 $48.13 $55.14 $67.18 $54.30 $55.00 $52.45 $38.02 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 $80.00 Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, Green Street Advisors, FactSet and SNL Financial as of 1/24/2020. Note: Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 1/26/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction. 7

HIGHLY CONFIDENTIAL

PROJECT METAL III TITANIUM FINANCIAL ANALYSIS

Discounted Cash Flow Analysis

Key Assumptions

Valuation Date	12/31/2019
Discount Rate (WACC)	6.0%
2024E Total Cash NOI	$660
Exit Cap Rate (a)	6.0%
Implied Terminal Valuation	$11,005
Implied 2023E FFO Multiple	*16.0x*
Implied EBITDA Exit Multiple	*17.8x*
Implied Perpetuity Growth Rate	*1.0%*

Implied Valuation Analysis

2020E-2023E Discounted Cash Flows	$1,413
Terminal Value NPV	8,715
Net Other Assets & (Liabilities)	(112)
Peripheral Land	17
Implied Enterprise Value	**$10,033**
Consolidated Secured Debt at Share	(2,220)
Share of Unconsolidated Secured Debt	(1,510)
Credit Facilities & Term Loans	(1,200)
Preferred Stock	(363)
Cash & Equivalents @ Share	68
Implied Equity Value	**$4,808**
Implied Value per Share/Unit	**$54.16**
Titanium Shares/Units Outstanding	*88.8*

Summary Cash Flows @ Titanium Share

($ in MMs @ Titanium Share)		Management Projections					CAGR	
	2019E	2020B	2021E	2022E	2023E	2024E	'19E-'24E	20E-'24E
Titanium Comparable Cash NOI	**$590**	**$582**	**$588**	**$599**	**$610**	**$618**	*0.9%*	*1.5%*
Non-Cash Adjustments	9	7	8	8	8	8		
GAAP Comparable NOI	**$600**	**$589**	**$597**	**$608**	**$618**	**$626**	*0.9%*	*1.5%*
Comparable NOI Growth		*(1.8%)*	*1.3%*	*1.9%*	*1.7%*	*1.4%*		
Development NOI (b)	-	1	19	28	34	42		
Lease Cancellation Income	10	10	9	7	6	5		
Non-Operating Income	13	1	0	0	0	0		
U.S. Recurring Corporate G&A (c)	(46)	(41)	(42)	(42)	(43)	(44)		
Asia G&A at Share	(11)	(8)	(10)	(10)	(10)	(10)		
Recurring EBITDA	**$565**	**$552**	**$573**	**$591**	**$605**	**$619**	*1.8%*	*2.9%*
Recurring EBITDA Growth		*(2.3%)*	*3.7%*	*3.2%*	*2.4%*	*2.4%*		
Other Cash Flow Items								
Straight-Line of Rent & Ground Leases		(6)	(7)	(7)	(7)	(7)		
Other Non-Cash Items		49	(4)	(4)	(4)	(4)		
Capital Costs								
Capital Expenditures		(90)	(69)	(72)	(63)	(59)		
Development Spend		(238)	(92)	(60)	(43)	-		
Unlevered Cash Flow		**$267**	**$402**	**$448**	**$488**	**$549**		
Terminal Value @ 6.0% Exit Cap Rate		-	-	-	$11,005			
Total Unlevered Cash Flow & Terminal Value		**$267**	**$402**	**$448**	**$11,493**			

Sensitivity Analysis

Exit Cap Rate	Discount Rate 6.5%	Discount Rate 6.0%	Discount Rate 5.5%	Implied Perpetuity Growth (d)
6.5%	$44.76	$46.61	$48.50	0.6%
6.0%	52.17	54.16	56.20	1.0%
5.5%	60.93	63.09	65.30	1.4%

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020.*

Note: Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 1/26/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2019.

(a) Exit cap rate based on 3-year mean implied cap rates of Select Comparable Companies with ±50bps range applied.
(b) Excludes Development NOI at Beverly Center due to straight-line growth projection per Management.
(c) 2019E includes $11MM in EBITDA-related adjustments related to shareholder activism, restructuring, transaction expenses, a one-time promote fee and FV adjustment of equity securities.
(d) Assumes 6.0% discount rate.

LAZARD 8

HIGHLY CONFIDENTIAL

PROJECT METAL III TITANIUM FINANCIAL ANALYSIS

Discounted Cash Flow Analysis: Select Sensitivity Analyses

Exit Cap Rate vs. NOI Growth Assumption

Note: Assumes 6.0% discount rate

	NOI Growth Rate (a)		
Exit Cap Rate	(100bps)	-	100bps
6.5%	$43.20	$46.61	$50.11
6.0%	50.50	54.16	57.92
5.5%	59.12	63.09	67.16

WACC vs. NOI Growth Assumption

Note: Assumes 6.0% exit cap rate

	NOI Growth Rate (a)		
Discount Rate	(100bps)	-	100bps
6.5%	$48.57	$52.17	$55.86
6.0%	50.50	54.16	57.92
5.5%	52.47	56.20	60.03

Implied Metrics At Various Exit Cap Rates

Note: Assumes 6.0% discount rate

Exit Cap Rate	Implied Exit FFO Multiple	Implied Perpetuity Growth Rate	Implied Value per Share/Unit
6.5%	13.6x	0.6%	$46.61
6.0%	16.0x	1.0%	54.16
5.5%	18.9x	1.4%	63.09

Exit Cap Rate vs. Development Yield Assumption

Note: Assumes 6.0% discount rate

	Development Yield (b)		
Exit Cap Rate	-	(100bps)	(200bps)
6.5%	$46.61	$45.81	$45.00
6.0%	54.16	53.30	52.44
5.5%	63.09	62.16	61.23

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020.*

Note: Analysis at 12/31/2019 and uses mid-year convention. Net debt reflects 2019E projected balances per Management. Assumes Management-provided share/unit count as of 1/26/2020 which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2019.

(a) NOI growth rate sensitivity applied to same-store NOI and excludes NOI impact driven by redevelopment activity as scheduled by Management.

(b) Development Yield sensitivity reflects a change in assumed yield on scheduled projects excluding Beverly Center, Green Hills and Country Club Plaza.

LAZARD 9

 HIGHLY CONFIDENTIAL Implied Cap Rate Select Mean Low Spread to Select Comparable Productivity Comparable Titanium Silver Companies (b) PEI Mall REITs (c) Companies (bps) Current 7.3% 6.6% 7.1% 9.5% 10.0% 27 1-Year Avg. 6.5% 6.2% 6.6% 9.5% 10.0% (7) 3-Year Avg. 5.8% 6.1% 6.1% 9.0% 9.6% (32) 5-Year Avg. 5.5% 5.7% 5.7% 8.4% 9.0% (16) 7.3% 6.6% 7.1% 4.0% 4.5% 5.0% 5.5% 6.0% 6.5% 7.0% 01/24/15 07/24/15 01/24/16 07/24/16 01/24/17 07/24/17 01/24/18 07/24/18 01/24/19 07/24/19 01/24/20 Titanium Silver Select Comparable Companies (b) PEI Mean Low Productivity Mall REITs (c) 9.5% 10.0% 6.5% 7.5% 8.5% 9.5% 10.5% I I I T I T A N I U P R O J E C T M E T A L M F I N A N C I A L A N A L Y S I S Historical Implied Cap Rate Analysis HISTORICAL IMPLIED CAP RATES OVER LAST FIVE YEARS Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020. (a) Management projected 2020E cash NOI of $583MM vs. Green Street NTM NOI of $575MM. (b) Select Comparable Companies are Silver and MAC. (c) Low Productivity Mall REITs are SKT, PEI, WPG and CBL. 5.7% GSA Implied Cap Rate @ $57 Proposal(a) 5.8% Mgmt Implied Cap Rate @ $57 Proposal(a) 10

HIGHLY CONFIDENTIAL

PROJECT METAL | III TITANIUM FINANCIAL ANALYSIS

WACC Analysis

Select Comparable Companies Unlevered Beta Analysis

Select Comparable Companies	Share Price (1/24/20)	Equity Market Capitalization	Total Pro Rata Net Debt (a)	Pref Equity @ Liq Pref	Total Enterpr. Value	TEV Weighting: Equity	TEV Weighting: Debt	TEV Weighting: Pref	ND + Pref / TEV	ND + Pref / Equity	Barra Predicted Beta: Levered	Barra Predicted Beta: Unlevered
High Productivity Malls												
Silver	$144.82	$51,213	$29,765	$65	$81,044	63.2%	36.7%	0.1%	36.8%	58.2%	0.696	0.440
Macerich Company	25.00	3,827	7,786	-	11,613	33.0%	67.0%	-	67.0%	203.5%	1.130	0.372
Mean	**$84.91**	**$27,520**	**$18,776**	**$33**	**$46,328**	**48.1%**	**51.9%**	**0.0%**	**51.9%**	**130.9%**	**0.913**	**0.406**
Median	**84.91**	**27,520**	**18,776**	**33**	**46,328**	**59.4%**	**40.5%**	**0.1%**	**51.9%**	**130.9%**	**0.913**	**0.406**
Titanium	*$31.05*	*$2,756*	*$4,862*	*$363*	*$7,981*	*34.5%*	*60.9%*	*4.5%*	*65.5%*	*189.6%*	*1.109*	*0.383*

Titanium Peer-Derived WACC

	Mid-Point Drivers	Range of Input Assumptions: Low	Range of Input Assumptions: High	Range of Results Implied WACC: Low	Range of Results Implied WACC: High
Unlevered Beta	0.406	0.380	0.440	6.0%	6.4%
Net Debt / TEV	61.0%	50.5%	60.5%		
Pref / TEV	4.5%	4.5%	4.5%		
Net Debt + Pref / TEV	65.5%	55.0%	65.0%	5.6%	6.2%
Implied Net Debt + Pref / Equity	189.8%	122.2%	185.7%		
Implied Levering Factor	2.898	2.222	2.857		
Implied Levered Beta	1.177	0.844	1.257		
Marginal Tax Rate	0.0%				
Risk-Free Rate of Return (b)	1.7%				
U.S. Market Equity Risk Premium (b)	6.9%				
Cost of Equity	9.8%				
Pre-Tax Wtd. Avg. Cost of Debt (c)	4.2%				
Pre-Tax Wtd. Avg. Cost of Pref	6.4%				
Illustrative WACC	**6.2%**				

	Low	High
Min/Max	**5.6%**	**6.4%**
Selected Range	**5.5%**	**6.5%**

Sources: *Titanium Management projections as presented on 1/6/2020, Bloomberg, MSCI Barra Beta Global Equity Model, Duff & Phelps, FactSet and SNL Financial as of 1/24/2020.*

Note: Barra predicted local beta data as of 12/31/2019. Mid-point drivers held constant under each range of input assumptions for respective sensitivities.

(a) Total net debt includes pro rata portion of debt in unconsolidated joint ventures.

(b) Risk-free rate represents yield on U.S. 10-Year Treasury. Equity risk premium per Duff & Phelps (2019 Cost of Capital: Annual U.S. Guidance and Examples).

(c) Calculated based on projected January 2020 monthly interest expense, per Management projections.

LAZARD 11

 HIGHLY CONFIDENTIAL 8.4x 11.4x 9.2x 3.7x 3.7x 2.5x 5.0x 7.5x 10.0x 12.5x 15.0x 17.5x 20.0x 22.5x 25.0x 01/24/15 07/24/15 01/24/16 07/24/16 01/24/17 07/24/17 01/24/18 07/24/18 01/24/19 07/24/19 01/24/20 Titanium Silver Select Com parable Companies (b) PEI Mean Low Productivity Mall REITs (c) NTM FFO M ul t. Select Mean Low Spread to Sel ect Comparable Productivity Comparable Titanium Silver Com panies (b) PEI Mall REITs (c) Companies Current 8.4x 11.4x 9.2x 3.7x 3.7x (0.8x) 1-Year Avg. 11.3x 12.9x 11.2x 4.6x 4.2x 0.1x 3-Year Avg. 13.9x 13.5x 13.1x 6.0x 5.5x 0.8x 5-Year Avg. 16.4x 15.3x 15.3x 8.1x 7.2x 1.1x I I I T I T A N I U P R O J E C T M E T A L M F I N A N C I A L A N A L Y S I S Historical NTM FFO Multiples Analysis HISTORICAL NTM FFO MULTIPLES OVER LAST FIVE YEARS • Titanium has historically traded at a mean NTM FFO multiple premium of ~0.1-1.1x relative to Select Comparable Companies, which compares to a ~0.8x discount currently Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020. (a) Management projected 2020E FFO per share/unit of $3.65 vs. analyst consensus 2020E FFO per share/unit of $3.67 per FactSet. (b) Select Comparable Companies are Silver and MAC. (c) Low Productivity Mall REITs are SKT, PEI, WPG and CBL. Implied 15.5x Analyst 2020E FFO @ $57 Proposal(a) Implied 15.6x Mgmt 2020E FFO @ $57 Proposal(a) 12

HIGHLY CONFIDENTIAL

PROJECT METAL

III TITANIUM FINANCIAL ANALYSIS

Precedent Transactions Analysis

Select Precedent REIT Transaction Analysis

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x) (b)	Implied Cap Rate
03/26/18	11/06/17	General Growth Properties	Brookfield Property Partners L.P.	$26.4	66% / 34%	14.4x	5.7%
09/16/14	09/15/14	Glimcher Realty Trust	Washington Prime Group, Inc.	4.3	73% / 27%	18.0x	5.8%
Mean				**$15.3**		**16.2x**	**5.8%**
Median				**$15.3**		**16.2x**	**5.8%**
Illustrative Titanium Metrics at $57 Proposal (c)				**$10.3**		**15.6x**	**5.8%**

Select Additional Reference REIT Transactions

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x)	Implied Cap Rate
12/12/17	12/11/17	Westfield	Unibail-Rodamco	$22.5	35% / 65%	21.1x	4.5%

Memo: Included material exposure to European markets.

Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020.

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction.

(b) FFO multiple for GGP / Brookfield transaction based on Management projected NTM FFO per 13E-3 filing.

(c) NTM FFO multiple and implied cap rate are based on Management projected 2020E FFO per share/unit of $3.65 and cash NOI of $583MM, respectively.

LAZARD

13

 HIGHLY CONFIDENTIAL I I I T I T A N I U M F I N A N C I A L A N A L Y S I S Titanium Analyst Estimates & Guidance P R O J E C T M E T A L CONSENSUS MEAN FFO PER SHARE ESTIMATES OVER TIME(b) SELECT ANALYST COMMENTARY $3.59 $3.67 $3.87 $3.50 $3.60 $3.70 $3.80 $3.90 $4.00 $4.10 $4.20 $4.30 5/08/2019 8/02/2019 10/28/2019 1/24/2020 2019E 2020E 2021E $3.67 $3.59 $3.87 TITANIUM SUMMARY BROKER ESTIMATES • Analyst sentiment relatively negative following Q3 earnings with focus on negative SSNOI growth and reduced guidance • Analysts generally positive however on tenant sales growth Unclear how sales growth translates to Titanium earnings • General recognition that shares trade at significant discount • “Wait-and-see” approach around Asia JV transaction with Blackstone, but generally viewed transaction positively Current Titanium Share Price: $31.05 ($) Price Implied FFO/Share FFO Multiple (a) AFFO/Share AFFO Multiple (a) Est. Prem./(Disc.) Broker Date Rating Target Return 2019E 2020E 2021E 2019E 2020E 2021E 2019E 2020E 2021E 2019E 2020E 2021E NAV to NAV (a) KeyBanc Capital Markets 12/13/2019 Buy $ 55.00 77% $ 3.57 $ 3.70 $ 3.92 8.7x 8.4x 7.9x n/a n/a n/a n/a n/a n/a n/a n/a Evercore ISI 1/24/2020 Hold 36.00 16% 3.54 3.65 3.78 8.8x 8.5x 8.2x 2.55 2.44 2.49 12.2x 12.7x 12.5x 50.76 (39%) Deutsche Bank Research 1/6/2020 Hold 36.00 16% 3.45 3.59 n/a 9.0x 8.6x n/a 2.73 2.86 n/a 11.4x 10.9x n/a 42.35 (27%) Mizuho Securities USA 1/14/2020 Hold 34.00 10% 3.35 3.53 n/a 9.3x 8.8x n/a 2.59 2.55 n/a 12.0x 12.2x n/a 67.00 (54%) JP Morgan 12/17/2019 Sell 34.00 10% 3.69 3.72 3.85 8.4x 8.3x 8.1x 1.70 2.71 2.82 18.3x 11.5x 11.0x 76.48 (59%) Piper Sandler Companies 12/9/2019 Hold 33.00 6% 3.53 3.61 3.72 8.8x 8.6x 8.3x 2.33 2.51 2.61 13.3x 12.4x 11.9x 63.60 (51%) Scotiabank GBM 1/17/2020 Hold 33.00 6% 3.67 3.68 3.84 8.5x 8.4x 8.1x 2.63 2.52 2.63 11.8x 12.3x 11.8x 60.75 (49%) BMO Capital Markets 1/17/2020 Hold 33.00 6% 3.69 3.65 3.77 8.4x 8.5x 8.2x 2.48 2.38 2.41 12.5x 13.0x 12.9x 56.80 (45%) Jefferies 1/14/2020 Hold 31.00 (0%) 3.68 3.70 3.96 8.4x 8.4x 7.8x 2.80 2.93 3.23 11.1x 10.6x 9.6x n/a n/a Morgan Stanley 12/18/2019 Hold 29.50 (5%) 3.69 3.79 4.04 8.4x 8.2x 7.7x n/a n/a n/a n/a n/a n/a n/a n/a Raymond James 12/4/2019 Hold n/a n/a 3.52 3.70 3.93 8.8x 8.4x 7.9x 2.31 2.43 2.62 13.4x 12.8x 11.9x 70.89 (56%) BTIG 1/17/2020 Hold n/a n/a 3.67 3.70 n/a 8.5x 8.4x n/a 1.94 1.73 n/a 16.0x 17.9x n/a 76.85 (60%) Mean $ 35.45 14% $ 3.59 $ 3.67 $ 3.87 8.7x 8.5x 8.0x $ 2.41 $ 2.51 $ 2.69 13.2x 12.6x 11.6x $ 62.83 (49%) Median 33.50 8% 3.62 3.69 3.85 8.6x 8.4x 8.1x 2.52 2.52 2.62 12.3x 12.3x 11.9x 63.60 (51%) Green Street Advisors 1/24/2020 Hold n/a n/a n/a $3.72 $3.72 n/a 8.3x 8.3x n/a $2.46 $2.45 n/a 12.6x 12.7x $62.25 (50%) Mean (Incl. GSA) $ 35.45 14% $3.59 $3.67 $3.85 8.7x 8.5x 8.1x $2.41 $2.50 $2.66 13.2x 12.6x 11.8x $ 62.77 (49%) Median (Incl. GSA) 33.50 8% 3.62 3.70 3.85 8.6x 8.4x 8.1x 2.52 2.51 2.62 12.3x 12.4x 11.9x 62.93 (51%) FactSet Consensus Mean (b)(c) 34.96 13% 3.59 3.67 3.87 8.7x 8.5x 8.0x 2.41 2.51 2.69 12.9x 12.4x 11.6x 62.83 (51%) Source: FactSet, Green Street Advisors and SNL Financial as of 1/24/2020. (a) FFO and AFFO multiples, as well as Premium / (Discount) to NAV calculated with reference to Titanium’s current share price. (b) FactSet Consensus Mean includes anonymous estimates. (c) FactSet Consensus Implied Return, Multiples and Premium / (Discount) to NAV calculated using per share consensus mean metrics with reference to Titanium’s current share price. 14

HIGHLY CONFIDENTIAL

PROJECT METAL | III TITANIUM FINANCIAL ANALYSIS

Premiums Paid Analysis

SELECT PRECEDENT US REIT TRANSACTIONS >$1BN

Date Announced	Unaffected Date (a)		Target	Sector	Acquiror	Transaction Value ($Bn)	Consideration	Transaction Premium to: Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
10/27/19	10/25/19	(c)	Liberty Property Trust	Industrial	Prologis, Inc.	$12.6	Stock	21%	21%	20%
07/31/18	06/15/18		Forest City Realty Trust, Inc.	Diversified	Brookfield Asset Management Inc.	11.4	Cash	27%	10%	11%
07/18/19	06/26/19		Pure Multi-Family REIT	Apartment	Cortland	1.2	Cash	15%	4%	5%
05/06/19	05/03/19	(c)	Chesapeake Lodging Trust	Lodging	Park Hotels & Resorts Inc.	2.7	Cash & Stock	6%	6%	9%
03/25/19	03/22/19	(c)	TIER REIT, Inc.	Office	Cousins Properties Incorporated	2.4	Stock	16%	14%	20%
09/06/18	03/27/18	(c)	LaSalle Hotel Properties	Lodging	Pebblebrook Hotel Trust	5.2	Cash & Stock	46%	3%	4%
06/25/18	06/01/18		Education Realty Trust	Student Housing	Greystar	4.6	Cash	9%	2%	10%
05/07/18	05/04/18		Gramercy Property Trust	Industrial	The Blackstone Group L.P.	7.4	Cash	15%	16%	23%
04/29/18	04/27/18	(c)	DCT Industrial Trust Inc.	Industrial	Prologis, Inc.	8.1	Stock	16%	16%	20%
03/26/18	11/06/17		General Growth Properties	Retail	Brookfield Property Partners L.P.	26.4	Cash & Stock	15%	3%	1%
08/10/17	08/09/17	(c)	Starwood Waypoint Homes	SFR	Invitation Homes	8.0	Stock	1%	1%	(2%)
07/04/17	07/03/17		Monogram Residential Trust, Inc.	Apartment	Greystar / APG / GIC / Ivanhoe	3.7	Cash	22%	23%	22%
06/30/17	06/29/17		Parkway, Inc.	Office	CPPIB	1.6	Cash	13%	13%	15%
06/28/17	03/24/17		First Potomac Realty Trust	Office	Government Properties Income Trust	1.3	Cash	11%	(2%)	1%
06/09/17	06/08/17	(c)	DuPont Fabros Technology, Inc.	Data Center	Digital Realty Trust, Inc.	7.3	Stock	15%	15%	20%
05/07/17	05/05/17	(c)	Care Capital Properties, Inc.	Healthcare	Sabra Health Care REIT, Inc.	4.0	Stock	12%	12%	10%
04/24/17	04/21/17	(c)	FelCor Lodging Trust, Inc.	Lodging	RLJ Lodging Trust	2.8	Stock	17%	17%	16%
02/27/17	02/24/17		Silver Bay Realty Trust Corp.	SFR	Tricon Capital Group, Inc.	1.4	Cash	19%	20%	24%
11/14/16	11/14/16	(c)	Equity One, Inc.	Retail	Regency Centers Corp.	5.8	Stock	11%	13%	8%
08/15/16	08/12/16	(c)	Post Properties, Inc.	Apartment	Mid-America Apartment Communities	4.8	Stock	17%	16%	16%
04/29/16	04/28/16	(c)	Parkway Properties, Inc.	Office	Cousins Properties Incorporated	3.7	Stock	13%	13%	14%
02/25/16	01/15/16		Rouse Properties, Inc.	Retail	Brookfield Asset Management	2.5	Cash	35%	4%	5%
12/15/15	12/14/15		Inland Real Estate Corporation	Retail	DRA Advisors LLC	1.9	Cash	7%	6%	11%
12/03/15	11/27/15	(c)	American Residential Properties, Inc.	SFR	American Homes 4 Rent	1.4	Stock	14%	8%	18%
11/08/15	11/06/15	(c)	Plum Creek Timber Company, Inc.	Timber	Weyerhaeuser Company	11.8	Stock	21%	21%	20%
10/16/15	10/16/15		Campus Crest Communities, Inc.	Student Housing	Harrison Street Real Estate Capital	1.7	Cash	24%	25%	37%
10/08/15	09/22/15		BioMed Realty Trust, Inc.	Healthcare	The Blackstone Group L.P.	8.0	Cash	24%	10%	19%
09/08/15	07/23/15		Strategic Hotels & Resorts, Inc.	Lodging	The Blackstone Group L.P.	5.8	Cash	13%	5%	4%
06/22/15	04/24/15		Home Properties, Inc.	Apartment	Lone Star Funds	7.6	Cash	9%	3%	2%
04/22/15	04/20/15		Associated Estates Realty Corporation	Apartment	Brookfield Asset Management Inc.	2.5	Cash	19%	18%	17%
04/10/15	04/09/15		Excel Trust, Inc	Retail	The Blackstone Group L.P.	1.7	Cash	15%	15%	14%

All-Cash & >50% Cash Consideration (17 Transactions)

	Transaction Value ($Bn)	Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
25th Percentile	$1.7	13.1%	3.9%	5.2%
Mean	$5.3	17.2%	10.2%	13.0%
Median	$2.5	14.9%	10.3%	11.3%
75th Percentile	$7.4	22.4%	15.6%	19.2%

All REIT Transactions (31 Transactions)

	Transaction Value ($Bn)	Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
25th Percentile	*$2.1*	*12.4%*	*4.4%*	*6.8%*
Mean	*$5.5*	*16.6%*	*11.3%*	*13.4%*
Median	*$4.0*	*14.9%*	*12.8%*	*14.1%*
75th Percentile	*$7.5*	*20.1%*	*16.0%*	*19.7%*

	Transaction Value ($Bn)	Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
Illustrative Titanium Metrics at $57 Proposal	$10.3	83.6%	82.1%	84.5%

Source: *Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Agreement and Plan of Merger dated 1/26/2020 and draft Joint Venture Operating Agreement dated 1/26/2020. Company filings, FactSet, Green Street Advisors and SNL Financial as of 1/24/2020.*

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction.
(b) 1-Day and 30-Day VWAP based on closing price the day prior to transaction announcement.
(c) Represents transactions for which cash comprised <50% consideration and are shown for informational purposes.

LAZARD

15